                                                                   EXHIBIT 99.1


NEWS                                         RE: PACIFIC GULF PROPERTIES INC.
BULLETIN                                         4220 VON KARMAN, 2ND FLOOR
                                                 NEWPORT BEACH, CA  92660-2002

                                                 TRADED NYSE: PAG

FOR FURTHER INFORMATION:




Donald G. Herrman               Victoria J. Baker
Chief Financial Officer         General Information
(949) 223-5000                  (703) 370-8652
---------------------------------------------------

FOR IMMEDIATE RELEASE
DECEMBER 21, 2000

            PACIFIC GULF PROPERTIES INC. ANNOUNCES DELETION OF THREE
                   PROPERTIES FROM INDUSTRIAL PORTFOLIO SALE

        NEWPORT BEACH, CA - December 21, 2000 - Pacific Gulf Properties Inc. (NYSE: PAG) announced today the withdrawal of three properties from the sale of the Company's industrial properties portfolio to CalWest Industrial Properties, LLC. One other industrial property previously had been deleted from the sale to CalWest. Two other industrial properties may require additional remediation by the Company or actions by third parties before sale to CalWest or may eventually be deleted from the sale. As previously disclosed, the Company intends to market the withdrawn industrial properties for sale to other potential purchasers.

        Pacific Gulf Properties also announced the close of sale of one of the Company's two remaining traditional multifamily apartment properties. The sale of the 250-unit property, located in West Covina, California, produced approximately $9.5 million net cash proceeds to the Company after repayment of debt and expenses.

        Pacific Gulf Properties Inc. is a real estate investment trust (REIT) that currently is in the process of liquidating its assets. The Company is headquartered in Newport Beach, California. For more information please visit www.pacificgulf.com.

        Forward-looking statements and comments in this press release are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Such statements relating to, among other things, events, conditions, prospect, expectations and financial trends that may affect the Company's future distributions, plans of operations, business strategy, and financial position are not guarantees of future performance and are necessarily subject to risks and uncertainties, some of which are significant in scope and nature, including without limitation, increased competition, adverse economic trends, increasing interest rates, future liabilities and other factors.